Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To: Directors and Executive Officers of Liquidity Services, Inc. (the “Company”)

From: Mark A. Shaffer, Chief Legal Officer and Corporate Secretary

Date: February 16, 2023

Re: Notice of Blackout Period under the Liquidity Services, Inc. 401k Profit Sharing Plan (the “401k Plan”)

As you are aware, the Company is taking steps to eliminate the Company stock fund as an investment option under the 401k Plan. We plan to begin liquidating all shares of Company stock held in the Company stock fund beginning at 4:00 pm Eastern Time on Tuesday, March 21, 2023 and anticipate that the liquidation will be completed on or before Tuesday, March 28, 2023 (the “Blackout Period”).

To allow for the liquidation, 401k Plan participants with an investment in the Company stock fund will be prohibited from entering, exiting, or making any trading decision with respect to the Company stock fund during the Blackout Period.

This notice is to advise you that the federal securities laws require us to also impose a trading blackout on all directors and executive officers of the Company during the Blackout Period. Unlike the prohibitions that apply to 401k Plan participants who have investments in the Company stock fund, you will be generally prohibited from conducting any transactions in shares of Company common stock (or derivatives linked to the Company’s common stock) during the Blackout Period.This prohibition will not only apply to your direct trading activity, but also to indirect trading activity conducted by your family members, as well as partnerships, corporations, or trusts where you have a pecuniary interest. For the avoidance of any doubt, you will be subject to the Blackout Period and transaction restrictions regardless of whether you are a 401(k) Plan participant, and regardless of whether you intend to conduct transactions within or outside of the 401(k) Plan.

The federal securities laws provide narrow exceptions for transactions that occur during the Blackout Period under certain structured equity plans (such as a pre-establish Rule 10b5-1 trading plan), and you will not need to take any action to prevent those transactions from occurring. However, you are prohibited from entering, amending, or terminating any such plans during the Blackout Period.

Although we expect the Blackout Period to end on or before Tuesday, March 28, 2023, market conditions may prevent us from fully liquidating the Company stock fund on the anticipated schedule. Accordingly, you should consider the Blackout Period in effect until I have communicated to you in writing that the Blackout Period has ended.

If you have any questions concerning this Notice, the Blackout Period, or the transactions prohibited by the Blackout Period, please contact me to discuss.

Sincerely,

/s/ Mark A. Shaffer

Mark A. Shaffer

Chief Legal Officer and Corporate Secretary